Exhibit 99.1

PRIMUS COMPLETES PORTFOLIO REPOSITIONING TRANSACTION THAT FURTHER
REDUCES ITS BESPOKE TRANCHE EXPOSURE

Hamilton, Bermuda – February 12, 2010 – Primus Guaranty, Ltd. (NYSE:PRS) announced that its subsidiary, Primus Financial Products, LLC (“Primus Financial”), has completed a portfolio repositioning transaction with a significant counterparty. In the transaction, Primus Financial terminated $300 million notional principal of three bespoke tranche transactions and paid the counterparty a termination fee of $35 million, a significant discount to the market value of the these transactions.

Since July 31, 2009, Primus Financial has completed four repositioning transactions, resulting in the termination of approximately $2.8 billion of single-name credit swaps and tranche transactions. In aggregate, Primus Financial has paid $66.5 million to terminate or amend credit swaps. Primus Financial has also contributed $126 million of capital to two subsidiaries in connection with the portfolio repositioning transactions, which has enabled Primus Financial to cap its exposure to an additional $2.9 billion of credit swaps. The objective of these portfolio repositioning transactions is to de-risk components of Primus Financial’s credit swap portfolio by actively managing certain industry concentrations and higher risk tranches with the objective of narrowing the range of possible negative outcomes and preserve the portfolio’s long-term value.

No assurance can be given that these portfolio repositioning transactions, in aggregate, will achieve the desired risk reductions in Primus Financial’s portfolio.

About Primus Guaranty
Primus Guaranty, Ltd. is a Bermuda company with operations in New York, Boston and London. Through its subsidiaries, the company is a leading manager of corporate credit assets and provider of credit protection. Primus manages assets in structured credit funds and operating companies, across a range of asset classes – including investment grade, high yield and leveraged loans – using both cash and synthetic instruments.

Safe Harbor Statement
Some of the statements included in this press release and other statements Primus Guaranty may make, particularly those anticipating future financial performance, business prospects, growth and operating strategies, market performance, valuations and similar matters, are forward-looking statements that involve a number of assumptions, risks and uncertainties, which change over time. For those statements, Primus Guaranty claims the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Any such statements speak only as of the date they are made, and Primus Guaranty assumes no duty to, and does not undertake to, update any forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements, and future results could differ materially from historical performance. For a discussion of the factors that could affect the company’s actual results please refer to the risk factors identified from time to time in the company’s SEC reports, including, but not limited to, Primus Guaranty’s Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission.

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